Exhibit 5(b)

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019-6092

tel +1 212 259 8000
fax +1 212 259 6333

November 25, 2008

Avista Corporation

1411 East Mission Avenue

Spokane, WA 99202

Ladies and Gentlemen:

We are acting as counsel to Avista Corporation, a Washington corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 596,202 shares (the “Offered Shares”) of the Company’s Common Stock, no par value (the “Common Stock”), to be offered under the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “DRIP”). The Offered Shares will be offered together with the related preferred share purchase rights (the “Offered Rights”) in accordance with the Rights Agreement, dated as of November 15, 1999, as amended, (the “Rights Agreement”), between the Company and The Bank of New York, as rights agent.

We have examined (1) the Registration Statement, (2) the Company’s Restated Articles of Incorporation, as amended, and By-Laws, (3) a Certificate of Existence/Authorization with respect to the Company issued by the Secretary of State of the State of Washington, (4) the Rights Agreement, (5) orders of the Washington Utilities and Transportation Commission (the “WUTC”), the Idaho Public Utilities Commission (the “IPUC”) and the Public Utility Commission of Oregon (the “OPUC”) with respect to the issuance and sale by the Company of the new shares of Common Stock under DRIP, as well as the exemptive order of the Public Service Commission of the State of Montana disclaiming jurisdiction over the issuance of securities and the creation of liens by the Company and (6) various corporate records and other documents relating to the authorization of the issuance and sale by the Company of shares of Common Stock and the receipt of adequate consideration upon the issuance and sale thereof. We have also examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary in order to deliver this letter.

We wish to advise you, however, that (1) with respect to the valid issuance of all outstanding shares of Common Stock that were issued after February 11, 2005 under (a) plans established for the benefit of executive officers and other employees and of outside directors, of whatever kind and nature or (b) under plans established for the benefit of shareholders such as dividend

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Avista Corporation

November 25, 2008

reinvestment and stock purchase plans, we have assumed, without investigation, the accuracy of the statements set forth in certificates, of recent date, of officers of the Company and (2) with respect to all outstanding shares of Common Stock, we have further assumed, without investigation, the due delivery by the Company’s transfer agent and registrar of certificates representing such shares.

On the basis of the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that, when the Offered Shares have been sold and delivered as contemplated in the Registration Statement, the Offered Shares will be legally issued, fully paid and non-assessable and the Offered Rights will be legally issued and binding obligations, except as may be limited by laws relating to or affecting generally the enforcement of creditors’ rights including, without limitation, bankruptcy and insolvency laws and by general principles of equity.

It is also our opinion that Section 23B.06.240 of the Washington Business Corporation Act permits Washington corporations to enter into shareholder rights plans, such as the Rights Agreement, and to issue rights thereunder, such as the Offered Rights. However, we are not aware of any court decisions applying Washington law that address the validity of actions taken by the board of directors of a Washington corporation in authorizing a shareholder rights plan or the issuance of rights thereunder.

In our view, it is reasonable to assume, and we do assume, that a court applying the law of the State of Washington, when presented with questions concerning matters such as the authorization and issuance of the New Rights, after giving effect to the “business judgment rule” under Washington statutory and case law, most likely would look to and apply the corporation law of the State of Delaware for guidance and authority. Accordingly, our opinion relating to the legal issuance of the Offered Rights is based, in part, upon such assumption.

The statements contained in the Prospectus under the caption “U.S. Federal Income Tax Information,” insofar as such statements purport to constitute summaries of matters of U.S. federal income tax law or legal conclusions with respect thereto, and subject to the qualifications set forth therein, are correct in all material respects.

Our opinion in the paragraph above is based upon U.S. federal income tax law as of the date hereof, and no assurance can be given that changes in the law or the administrative or judicial interpretation thereof will not occur so as to change the treatment of the issuance of Common Stock for U.S. federal income tax purposes. We have assumed no obligation, and do not undertake, to update, revise or supplement any statement herein for any reason whatsoever or to advise you of any matters which may subsequently come to our attention.

For the purposes of the opinions expressed above, we have assumed, with respect to Offered Shares that constitute authorized but previously unissued shares of Common Stock, that such Offered Shares will be issued and sold in accordance with the terms of the DRIP and in

Avista Corporation

November 25, 2008

compliance with the orders of the WUTC, the IPUC and the OPUC authorizing the issuance and sale by the Company of such securities and with the authorization of the Company’s Board of Directors. In addition, with respect to Offered Shares that are purchased in the open market for offer and sale under the DRIP, we express no opinion herein as to any such shares that are both (1) originally issued after the date hereof and (2) not so originally issued under the DRIP.

To the extent that the opinions expressed above relate to or are dependent upon matters governed by the law of the State of Washington, Idaho, Montana or Oregon, we have relied upon the opinions expressed in the letter of even date herewith of Marian M. Durkin, Esq., Senior Vice President, General Counsel and Chief Compliance Officer of the Company, which is being filed as Exhibit 5(a) to the Registration Statement, and our opinions are subject to the same assumption, limitations and qualifications with respect to such matters as are set forth in such letter.

Marian M. Durkin, Esq. is authorized to rely upon the opinions expressed in this letter as to all matters governed by the federal securities laws, the Federal Power Act, as amended, or the Public Utility Holding Company Act of 2005.

We hereby consent to the filing of this letter as Exhibit 5(b) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Dewey & LeBoeuf

DEWEY & LEBOEUF LLP